Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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For immediate release

Media contact for Nelnet: Sheila Odom, 402.458.2329
Investor contact for Nelnet: Cheryl Watson, 317.469.2064

Nelnet and Chela enter into agreement for Nelnet's acquisition of student loan portfolio and related servicing and origination assets from Chela

Lincoln, Neb. and San Francisco, Cal., September 27, 2005 - Nelnet, Inc. (NYSE:
NNI) and Chela Education Financing, Inc. announced today that they have entered into an agreement that provides for Nelnet's acquisition of assets from California-based Chela, including an approximately $2.3 billion student loan portfolio, related servicing and origination assets, and rights to the Chela brand. The cash transaction is expected to close in the fourth quarter of 2005, subject to normal regulatory approval and closing conditions. Nelnet plans to finance the acquisition of the student loan assets through existing student loan warehouse facilities.

"Chela has been a respected provider of higher education financing to students and families in California for more than 25 years," said Steve Butterfield, Nelnet Vice-Chairman and Co-Chief Executive Officer. "This transaction will allow Nelnet to expand our presence on the West Coast, as well as increase our student loan portfolio."

The Chela portfolio to be purchased by Nelnet consists of student loans held by Chela that were originated under the Federal Family Education Loan Program (FFELP) of the U.S. Department of Education, as well as certain additional FFELP loans currently in the disbursement process that will be acquired at a later date. Nelnet will also acquire the related servicing assets, including the lease on a servicing and origination center in Mesa, Arizona, used to service approximately $700 million of the Chela portfolio. The Mesa location will continue to provide education financing services to both Chela and Nelnet borrowers. The agreement also provides that Nelnet will acquire the rights to originate student loans under the Chela brand in the marketplace.

"Our commitment to putting the interests of students first has allowed Chela to become one of the fastest growing education finance providers in the industry over the past three years. We are excited that Nelnet shares our commitment to students and will bring additional resources, products, and services to students and schools," said Douglas Dolton, President and Chief Executive Officer of Chela Education Financing. "Our customers and school partners will be the ultimate winners in this transaction." The Chela and Nelnet transaction will substantially complete the funding of The Education Financing Foundation of California, the largest education foundation in California.


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About Nelnet

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $15.7 billion as of June 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

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Additional information is available at www.nelnet.net.

About Chela

Chela Education Financing, Inc. is a national provider of education financing solutions with assets of nearly $2.8 billion. Chela serves students and parents at the undergraduate, graduate, and professional levels who seek financial aid resources, including student loan origination, loan consolidation, life-of-the-loan servicing, and information regarding all facets of higher education financing.

For more than 25 years, Chela has had a single mission and purpose - to provide students and their families with the best education financing solutions. Throughout these 25 years, Chela has put much needed funds into the hands of students - through interest rate savings, rebate programs, scholarships and more.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the reported acquisition transaction and the ability to complete the transaction, the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.